SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2006

ITEX Corporation
(Exact Name of Registrant as Specified in its Charter)

Nevada	0-18275	93-0922994
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

3625 – 132nd Ave SE, Suite 200, Bellevue, WA	98006
(Address of principal executive offices)	(Zip code)

Registrant’s telephone, including area code    (425) 463-4000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

          On July 7, 2006, the Compensation Committee of the Board of Directors of ITEX Corporation approved a form of Restricted Stock Agreement (“Agreement”) to be utilized for restricted stock grants awarded to executive officers pursuant to the ITEX Corporation 2004 Equity Incentive Plan (the “Plan”).  ITEX may in the future grant restricted stock awards to its executive officers under the Plan substantially in accordance with the terms of the Agreement.   If the executive’s Date of Termination (as defined in the Agreement) does not occur during the restricted period with respect to any shares of Restricted Stock, then, at the end of the restricted period for such shares, the executive will become fully vested in those shares.  The Restricted Stock is subject to acceleration of vesting as follows:  (1) if the executive’s Date of Termination occurs by reason of the executive’s death or Disability (as defined in the Agreement); (2) if the executive’s Date of Termination occurs by reason of the executive’s termination by the Company other than for Good Cause (as defined in the Agreement); or (3) if a Change in Control (as defined in the Agreement) occurs prior to the end of the restricted period.  The foregoing description of the Agreement is qualified in its entirety by the terms of the Agreement which is filed herewith as Exhibit 10.1 and incorporated herein by reference.  On the same day, the Compensation Committee granted a restricted stock award of 300,000 shares of common stock to Steven White, CEO under the Agreement, with equal monthly vesting over three years from the grant date.

Item 9.01	Financial Statements and Exhibits

     (d)     Exhibits.

Exhibit Number	Description

10.1	Form of Restricted Stock Agreement

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITEX Corporation
(Registrant)

Date: July 10, 2006

	By:	/s/ Steven White

Steven White
Chief Executive Officer